Exhibit 10.26

Execution Copy

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of October 12, 2005 (the “Effective Date”), by and between Access Pharmaceuticals, Inc., a Delaware corporation (“Licensor”) and ULURU, Inc., a Delaware corporation (“Licensee”).

RECITALS:

A.                                   Licensor and Licensee have entered into an Asset Sale Agreement of even date herewith (the “ASA”) whereby Licensor is selling certain of its assets and liabilities to Licensee as of the Closing Date (as defined therein).

B.                                     Pursuant to the ASA, Licensor has retained ownership of certain patents and patent applications, including certain patent applications related to its nanoparticle aggregate technology (as described in Exhibit A attached hereto, the “Patents”).

C.                                     Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, an exclusive, fully-paid up, worldwide license under the Patent Rights (as defined below) in the Field of Use described below, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.                                       Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the ASA.

(a)                                  “Affiliate” when used to indicate a relationship with any person or entity, means (i) any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with such person or entity to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity, or (ii) any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with such person or entity.

(b)                                 “Confidential Information” means any information which is disclosed by Licensee or Licensor during the term of this Agreement which is or should be reasonably understood by the receiving party to be confidential or proprietary to the disclosing party, including, without limitation, any non-public information of Licensee or Licensor, and any scientific or technical data, know-how or expertise of Licensee or Licensor that relates to a Licensed Product (whether existing at or after the Effective Date); provided, however, that “Confidential Information” shall not include information that (i) was in the receiving party’s possession or was known to it prior to its receipt from the disclosing party, as evidenced by the receiving party’s written records; (ii) is or becomes public knowledge without the fault of the receiving party; (iii) is or becomes rightfully available on an unrestricted basis to the receiving party from a source other than a party owing an obligation of confidentiality to the disclosing party; or (iv) is independently developed by employees of the receiving party who have not had direct or indirect access to the disclosing party’s Confidential Information, as evidenced by the receiving party’s written record.

(c)                                  “FDA” means the Food and Drug Administration of the U.S. Department of Health and Human Services.

(d)                                 “Field of Use”means all applications of the Patent Rights excluding subcutaneous or intramuscular drug delivery implants.

(e)                                  “Improvements” means, individually and collectively, all discoveries, inventions, know-how, techniques, methodologies, modifications, improvements, designs and data (whether or not protectable under patent, trade secrecy or similar laws) relating to additions, developments, enhancements, updates and other changes in or to the Patent Rights.

(f)                                    “Licensed Product” means any product or device that: (i) is developed, designed, modified, improved, manufactured, used, imported, sold or offered for sale by or on behalf of the Licensee or its Affiliates (or its or their sublicensees) that would, in the absence of this Agreement, infringe a Valid and Enforceable claim in the Patent Rights; or (ii) incorporates the Patent Rights.

(g)                                 “Patent Rights” means each and all of the following: (i) all right, title and interest of Licensor and its Affiliates in the Patents, any Valid and Enforceable claim in any patent issuing from any patent applications, and any Valid and Enforceable claim in any issued patent, claiming priority to any of the foregoing, including any reissues, re-examinations, divisionals, continuations and continuations-in-part, and extensions thereof; and (ii) any corresponding foreign patents or patent applications related or claiming priority thereto.

(h)                                 “Valid and Enforceable” means, with respect to any patent claim, a claim in any unexpired patent which has not been held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time period allowed for appeal, or which has not been admitted to be invalid through reissue, reexamination or disclaimer.

2.                                       License.

(a)                                  Grant. Licensor hereby grants to Licensee and its Affiliates an exclusive, worldwide, nontransferable right and license, with the right to grant sublicenses as set forth in Section 2(b), under the Patent Rights (including, without limitation, any Improvements conceived or reduced to practice by an employee, agent, or consultant of Licensor) to develop, design, modify, improve, make, have made, use, import, offer to sell and sell the Licensed Products solely in the Field of Use during the term of this Agreement. Licensee hereby acknowledges that: (i) Licensor is the sole and exclusive owner of all right, title and interest in and to the Patent Rights, and (ii) Licensor retains the right to use the Patent Rights for its own purposes and to use and grant to others licenses to use the Patent Rights outside the Field of Use. Except as set forth in this Agreement, Licensee shall not have any right, title or interest in or to the Patent Rights. Licensee and its Affiliates shall have no right to manufacture, use, import, offer to sell or sell Licensed Products outside of the Field of Use. Licensee will own all rights, title and interest in and to any Improvement conceived or reduced to practice by an employee, agent, or consultant of Licensee or its Affiliates.

(b)                                 Sublicenses. Licensee and its Affiliates may grant sublicenses under the Patent Rights without the prior written consent of the Licensor solely in the Field of Use; provided, however, that (i) such sublicenses are no less protective of Licensor’s rights as the provisions set forth in this Agreement, and to the extent applicable, shall include all of the rights and obligations due to Licensor hereunder; and (ii) Licensee makes payments to Licensor based upon milestones and sales of Licensed Products by its Affiliates and such sublicensees in accordance with Section 3, as if such milestones and sales of Licensed Product were reached and/or made by Licensee.

(c)                                  Patent Marking. Licensee, its Affiliates and all sublicensees shall mark all Licensed Products in accordance with the statutes of any country where a patent application has been filed or a patent issued relating to the Patent Rights. To the extent the Licensed Product cannot be marked, such marking shall be included in the literature and/or marketing materials describing the Licensed Product.

3.                                       Payments.

(a)                                  Milestone Payments. In consideration of the licenses granted herein, Licensee shall make the milestone payments to Licensor as set forth in Section 3.2 of the ASA.

(b)                                 Notice of Triggering Events. Licensee shall provide Licensor with prompt written notice of: (i) the commencement of Phase II clinical testing of any Licensed Product; (ii) execution of any agreement by and between Licensee or its Affiliates and any third party with respect to any Patent Rights or a Licensed Product; and (iii) the first commercial sale of each Licensed Product (“First Commercial Sale”).

(c)                                  Books and Records. Licensee agrees to keep, and shall cause its Affiliates and sublicensees to keep, complete and accurate books of account and records covering all transactions relating to this Agreement, including Annual Net Sales as reported pursuant to Section 3.2 of the ASA. All such books of account and records shall be kept available for at least two (2) years after the termination or expiration of this Agreement.

(d)                                 Expenses. Unless otherwise specifically set forth herein, all fees, costs and expenses incurred by Licensee in developing, manufacturing, promoting, marketing and selling Licensed Products or otherwise incurred under this Agreement shall be borne solely by Licensee.

4.                                       Regulatory Approval and Commercialization.

(a)                                  Regulatory Approvals. Licensee shall be responsible, at its expense, for filing, obtaining, and maintaining all necessary authorizations from the FDA and any comparable foreign regulatory authorities for the marketing and sale of Licensed Products in the United States and such foreign countries as Licensee, in its sole discretion, determines. Licensee’s obligations under this Section 4(b) shall include the preparation and filing of any required submissions and the establishment and oversight of any required clinical investigations and clinical follow-up relating to future commercial sale of the Licensed Products.

(b)                                 Manufacturing and Sales. Upon receipt of a substantially equivalent letter from the FDA clearing the Licensed Product for marketing, Licensee shall be responsible for manufacturing, marketing and selling such Licensed Product and Licensee shall use commercially reasonable efforts to market and sell such Licensed Product.

5.                                       Licensee’s Representations and Warranties. Licensee hereby represents and warrants to Licensor that as of the date hereof:

(a)                                  Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and this Agreement has been duly authorized by all necessary corporate action on the part of Licensee.

(b)                                 This Agreement is the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms.

(c)                                  Neither the execution and delivery of this Agreement nor the compliance with the terms and conditions hereof will conflict with, result in a breach or violation by Licensee of or constitute a default under any of the terms, conditions or provisions of any contract, agreement or other instrument to which Licensee is or may be bound or affected.

(d)                                 Licensee will comply with all applicable laws in performing its obligations under this Agreement.

6.                                       Licensor’s Representations and Warranties. Licensor hereby represents and warrants to Licensee that as of the date hereof:

(a)                                  Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and this Agreement has been duly authorized by all necessary corporate action on the part of Licensor.

(b)                                 This Agreement is the legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms.

(c)                                  Neither the execution and delivery of this Agreement nor the compliance with the terms and conditions hereof will conflict with, result in a breach or violation by

Licensor of or constitute a default under any of the terms, conditions or provisions of any contract, agreement or other instrument to which Licensor is or may be bound or affected.

(d)                                 Licensor will comply with all applicable laws in performing its obligations under this Agreement.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN SECTIONS 5 AND 6, THE PATENT RIGHTS ARE LICENSED ON AN “AS IS” BASIS, AND NO PARTY MAKES ANY OTHER EXPRESS OR IMPLIED WARRANTY HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF TITLE, NON-INFRINGEMENT, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH HEREBY DISCLAIMS THE SAME.

7.                                       Term and Termination.

(a)                                  Term. The term of this Agreement shall commence on the Effective Date and shall remain in force, unless terminated earlier in accordance with Section 7(b), until the last to expire of the Patent Rights.

(b)                                 Termination. Notwithstanding the provisions of Section 7(a), this Agreement may be terminated upon mutual written agreement of the parties.

(c)                                  Rights and Obligation on Termination. In the event of termination or expiration of this Agreement for any reason, the parties shall have the following rights and obligations:

(i)                                     Licensee shall remain responsible for any payment due to Licensor that has accrued prior to the effective date of termination.

(ii)                                  The licenses granted to Licensee under Sections 2(a) and 2(b) above shall immediately terminate and be of no further force and effect. Licensor, at its sole discretion, shall determine whether any or all sublicenses entered into by and between Licensee and its sublicensees prior to the effective date of termination of this Agreement shall be canceled or assigned to Licensor.

(iii)                               Sections 1, 2(c), 3, 5, 6, 7, 8, 9, 10, 11 and 12 shall survive termination of this Agreement.

(iv)                              Subject to its obligations under Section 3, Licensee, its Affiliates and sublicensees shall be permitted to sell any inventory of Licensed Product in fully-finished form on hand at the effective date of termination.

(v)                                 Each party will return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the Confidential Information of the other party.

8.                                       Patent Prosecution and Infringement.

(a)                                  Patent Matters. Licensor shall pay when due all maintenance fees for the Patent Rights in accordance with applicable laws and regulations. Licensor shall have sole responsibility for the prosecution of the Patent Rights before the applicable governing examining authority, except that the Licensee shall have the right to participate, at its own expense, in the prosecution on any patent claims before the applicable examining authority that encompass subject matter in the Field of Use, including, but not limited to, the drafting and submitting to the examining authority of new patent claims in the Field of Use either in a pending, continuation or divisional application (“New Patent Claims”) and to review and approve any submissions to the examining authority by Licensor that pertain to claims encompassing subject matter in the Field of Use. In the event Licensee requests that Licensor prosecute any New Patent Claims, Licensor shall prosecute such New Patent Claims at Licensee’s expense, subject to Licensee’s right to participate as set forth above. Licensor shall keep Licensee promptly apprised of all proceedings concerning prosecution of the Patent Rights before the applicable examining authority and timely provide copies of all correspondence, filings and actions with such authorities. If Licensor intends to abandon any of the Patent Rights, it shall so notify Licensee of its intent at least 30 days prior to such abandonment and shall assign any such rights to prosecute to Licensee. Following such assignment, Licensee shall have the right to prosecute such abandoned Patent Rights in its own name at its own expense. Licensee and Licensor shall cooperate fully with each other to execute all necessary documentation to enable each party to perform its duties and exercise its rights under the terms of this Section 8(a).

(b)                                 Infringement. (i) When information comes to the attention of Licensor or Licensee to the effect that any of the Patent Rights in the Field of Use have been or are threatened to be infringed or misappropriated by a third party, Licensee, or Licensor, should Licensee decline to do so (as shall be evidenced by Licensee delivering notice to Licensor of its election not to take action) (as applicable, the “Prosecuting Party”), shall have the right, but not the obligation, at its expense, to take such action as the Prosecuting Party may deem necessary to prosecute or prevent such infringement or misappropriation, including the right to bring or defend any suit, action or proceeding involving any such disclosure, infringement or misappropriation. Licensor or Licensee, as applicable, shall notify the other party hereto promptly of the receipt of any such information with respect to third party infringement or misappropriation and of the commencement of any such suit, action or proceeding related thereto. If the Prosecuting Party determines that it is necessary or desirable for the other party hereto to join any such suit, action or proceeding, the other party hereto shall execute all documents and perform such other acts as may be reasonably required. The Prosecuting Party will reimburse the other party for its reasonable expenses incurred in connection with such matters, after the Prosecuting Party’s reimbursement of its own costs and expenses.

(ii) The Prosecuting Party may collect for its own use all damages, profits, settlements and awards of whatever nature recoverable from such suit or in settlement thereof, and shall have the right to first reimburse itself, out of any such sums recovered in such suit or in settlement thereof for all costs and expenses, including reasonable attorneys’ fees, reasonably involved in the prosecution of such suit. Any funds that shall remain from said recovery shall then be used to reimburse the cooperating party, if applicable, for its reasonable expenses, with the remainder to be retained by the Prosecuting Party.

9.                                       Indemnification.

(a)                                  Indemnification by Licensor. Licensor shall indemnify, hold harmless, defend and protect Licensee and its Affiliates, sublicensees, successors, assigns, employees, representatives and agents (“Licensee Indemnitees”) from and against any and all claims, causes of action, costs, expenses, losses, damages and liabilities (including, without limitation, reasonable attorneys’ fees) (“Losses”) imposed upon the Licensee Indemnitees by a third party arising out of or resulting from (i) the breach of Licensor’s representations, warranties or obligations under this Agreement; or (ii) any negligence or intentional misconduct by Licensor (or its Affiliates agents, consultants or employees) in performing its obligations under this Agreement. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any Licensee Indemnitees’ negligence, intentional misconduct or breach of this Agreement or are the subject of Section 9(b).

(b)                                 Indemnification by Licensee. Licensee shall indemnify, hold harmless, defend and protect Licensor and its Affiliates, successors, assigns, employees, representatives and agents (“Licensor Indemnitees”), from and against any and all Losses imposed upon the Licensor Indemnitees by a third party arising out of or resulting from (i) the breach of Licensee’s representations, warranties or obligations under this Agreement, (ii) any negligence or intentional misconduct by Licensee (or its Affiliates agents, consultants or employees) in performing its obligations under this Agreement; or (iii) any claim related to the development, design, manufacture, use, import, offer or sale of the Licensed Products by Licensee. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any Licensor Indemnitees’ negligence, intentional misconduct or breach of this Agreement or are the subject of Section 9(a).

(c)                                  Procedure. If a claim by a third party is made against an indemnified party and if the indemnified party intends to seek indemnity with respect thereto under this Section 9, such indemnified party shall promptly notify the indemnifying party of such claim; provided that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not adversely affect the indemnifying party’s ability to defend such claim against a third party. The indemnifying party shall be entitled to assume the defense thereof, with counsel selected by the indemnifying party. The indemnifying party shall have control of the defense of any such action, including any appeals and negotiations for the settlement or compromise thereof and shall have full authority to enter into a binding settlement or compromise; provided that the indemnifying party shall not enter into any settlement or compromise which may adversely affect the indemnified party without the indemnified party’s consent, which consent shall not be unreasonably withheld. If the indemnifying party assumes the defense of such claim, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party may participate, at its own cost and expense, in the defense of any such claim; provided that the indemnifying party shall control such defense.

(d)                                 Cooperation as to Indemnified Liability. Each indemnified party hereto shall, at the expense of the indemnifying party, cooperate fully with the indemnifying party with respect to access to books, records, or other documentation within the indemnified party’s control, if deemed reasonably necessary or appropriate by the indemnifying party in the defense of any claim that may give rise to indemnification hereunder.

10.                                 Confidentiality. (a) Confidential Information. Confidential Information of each party is the exclusive property of such party. Confidential Information of either party may be used by the other party only in connection with the performance of or as authorized by this Agreement. Each party will protect the confidentiality of Confidential Information of the other party in the same manner that it protects the confidentiality of its own proprietary and confidential information, including, without limitation, by entering into appropriate confidentiality agreements with Affiliates, sublicensees, employees, independent contractors and subcontractors. Access to and use of Confidential Information will be restricted to those of Licensor’s and Licensee’s Affiliates, employees or contractors engaged in a use permitted under this Agreement and who have been apprised of the confidential nature of such information. Each party will be responsible for any breaches of this Section 10 by its Affiliates, employees or contractors. Confidential Information may not be copied or reproduced without the disclosing party’s prior written consent, except as necessary for use in connection with this Agreement. Upon request of the other party or termination of this Agreement, each party shall return all such Confidential Information to the other party.

(b) Disclosure Upon Process. In the event either party receives a subpoena, or other validly-issued administrative or judicial process, requesting that Confidential Information of the other party be disclosed, it will promptly notify the other party of such receipt. The party receiving such request will thereafter be entitled to comply with such subpoena or other process, only to the extent required by law.

(c) Breach. If either party learns of any breach of this Section 10, it shall promptly notify the other party. Breach or threatened breach of this Section 10 could cause irreparable harm to the affected party and such party shall be entitled, without first exhausting other remedies or procedures, to equitable relief, including injunctive relief, in addition to all of its other rights and remedies at law or in equity that may be available to it.

11.                                 Limitation of Liability. EXCEPT FOR: (i) BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 9, (ii) AMOUNTS PAYABLE WITH RESPECT TO THIRD PARTY INDEMNIFICATION CLAIMS, AND (iii) AMOUNTS PAYABLE WITH RESPECT TO LICENSOR’S FAILURE TO PROSECUTE AND MAINTAIN

THE PATENT RIGHTS AS PROVIDED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

12.                                 Miscellaneous.

(a) Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b) Further Assurances and Actions. Each of the parties hereto, upon the request of the other party hereto, whether before or after the Effective Date and without further consideration, shall, and shall cause their respective Affiliates to, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement.

(c) Announcements. No party shall make a public announcement regarding the execution of this Agreement without the prior written consent of the other party; provided that nothing herein shall restrict Licensor or Licensee from making any public announcement of the execution of this Agreement to the extent that such announcement is required by law; provided that, prior to any such disclosure, the disclosing party shall provide the other party a reasonable time to review and comment upon such disclosure. Additionally, Licensee may disclose this Agreement and the transactions contemplated hereby, to the extent reasonably necessary, in connection with any registration of one (1) or more of the Licensed Products with any state or Federal agency. Once the Agreement is executed, the Licensee shall be free to make public announcements regarding advancements in the development and commercialization of the technology and other relevant issues deemed appropriate by the Licensee without any prior consent of the Licensor.

(d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

if to Licensor, then:

Access Pharmaceuticals, Inc.

2600 Stemmons Freeway

Suite 176

Dallas, TX 75207

Telephone :  (214) 905-5100

Telecopy :  (214) 905-5101

Attn:                    Chief Executive Officer

with a copy to:

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Telephone: (617) 951-8000

Telecopy: (617) 951-8736

Attn: John J. Concannon III, Esq.

if to Licensee, then:

ULURU, Inc.

4939 Stonyford Drive

Dallas, TX 75287

Telephone: (972) 250-6383

Telecopy: (972) 250-6383

Attn:                    Kerry P. Gray

with a copy to:

McGuireWoods LLP

1345 Avenue of the Americas, 7th Floor

New York, NY 10105

Telephone: (212) 548-2138

Telecopy: (212) 548-2175

Attn: Louis W. Zehil, Esq.

(e) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws. Each party to this Agreement expressly and irrevocably (a) consents that legal action or proceeding against it arising out of this Agreement may be brought in any court of the State of Delaware or in the U.S. District Court for the District of Delaware, (b) consents and submits to the personal jurisdiction of any of such courts solely for purposes of such action or proceeding, (c) consents to the service of any complaint, summons, notice or other process solely for purposes of such action or proceeding by delivery thereof to him, her or it by hand or by any other manner provided for in Section 12(d) and (d) waives any claim or defense solely for purposes of such action or based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Nothing in this Section shall affect or impair in any manner or to any extent the right of any party to commence legal proceedings or otherwise proceed against any other party in any jurisdiction or to serve process in any manner permitted by law.

(f) Entire Agreement; Amendments. This Agreement and the Asset Sale Agreement, including the Exhibits hereto and thereto, constitute the entire agreement among the parties hereto with respect to the transactions provided for herein and as stated herein and in the agreements, instruments and documents executed and to be executed and delivered in connection herewith, contains all of the agreements between the parties hereto. There are no verbal agreements or understandings between the parties hereto not reflected in this Agreement. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties hereto.

(g) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original and all of which together, shall constitute the same Agreement.

(h) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any person or entity, any legal or equitable rights, benefits or remedies.

(i) Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party and any purported assignment in violation hereof shall be null and void; provided that either party may assign its rights and obligations under this Agreement, without the prior written consent of the other party, to (i) an Affiliate, or (ii) a successor of the assigning party’s business or the applicable business unit by reason of merger, sale of all or substantially all of the assets of the business or applicable business unit,  provided that such successor to the business or applicable business unit agrees in writing to be bound by this Agreement. Such consent shall not be unreasonably withheld or delayed. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of its responsibility for the performance of any obligation that accrued prior to the effective date of such assignment hereunder.

(j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

(l) No Waiver of Remedies. No delay on the part of Licensee or Licensor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Licensee or Licensor of any right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The waiver of any terms or conditions of this Agreement shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(m) Relationship. This Agreement shall not constitute either party as the legal representative, partner, joint venturer or agent of the other party hereto, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ACCESS PHARMACEUTICALS, INC.

By	/s/ Rosemary Mazanet
Name: Rosemary Mazanet
Title: Acting CEO

ULURU, INC.

By	/s/ Kerry P. Gray
Name: Kerry P. Gray
Title: President & CEO